Exhibit (a)(1)(xi)

ADOLOR CORPORATION

OFFER TO EXCHANGE

FORM OF REMINDER COMMUNICATION TO ELIGIBLE PERSONS

UNDER THE OFFER TO EXCHANGE

To:	Eligible Persons
From:	Adolor Corporation
Date:	[Date of Transmission]
Re:	Offer to Exchange (the “Offer”)

The Offer to exchange certain outstanding stock options to purchase shares of our Common Stock for replacement options to purchase fewer shares of our Common Stock at a lower exercise price (the “Exchange Program”) is scheduled to expire at 5:00 p.m. EDT on Wednesday, August 19, 2009. In order to participate in the Exchange Program, your Election Form must be received by that deadline.

Participation in the Exchange Program is completely voluntary. You may have decided not to participate, or you may not yet have had the opportunity to make your election. In either case, please be sure to carefully read the materials you have received and consult with your personal financial advisor. Should you wish to change your decision or want to submit your Election Form to participate, please follow the instructions in your materials, and complete your Election Form, which should be (i) mailed or delivered to Adolor Corporation, Attention: Leah Zuber, (ii) faxed to 484-595-1582, Attention: Leah Zuber, or (iii) scanned and e-mailed to OptionExchange@adolor.com.  Election Forms should not be sent via inter-office mail.  Election Forms must be received before 5:00 p.m. EDT on Wednesday, August 19, 2009, unless this expiration date is extended by us.

If you have questions about the Exchange Program, you may send an e-mail to OptionExchange@adolor.com.

The Exchange Program materials contain important information, including an Offering Memorandum that should be read carefully prior to making a decision whether to participate in the Exchange Program. These written materials and other documents may be obtained free of charge by calling Investor Relations at 484-595-1500 or sending an e-mail to investorrelations@adolor.com or from the Securities and Exchange Commission’s website at www.sec.gov.